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                                                                 EXHIBIT 10.1(C)

                         EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is dated as of January 30, 1998, and is between Quorum Health Group, a Delaware corporation ("Company"), and (INSERT FULL NAME OF EMPLOYEE)("Executive").

                                   WITNESSETH:

         WHEREAS, Company desires to employ Executive, and Executive is willing to accept such employment on the terms and conditions hereinafter set forth,

         NOW, THEREFORE, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The Company shall employ Executive for an initial period of two (2) years, beginning on the date set forth above, subject to the termination provisions set out in Sections 7 and 8 of this Agreement. This Agreement shall automatically renew for successive two (2) year terms if neither party gives the other written notice of intent to terminate not less than ninety (90) days prior to expiration of this or any succeeding two (2) year term.

         2. EXECUTIVE'S DUTIES. Executive is hereby employed as (INSERT TITLE) and his/her duties shall include any and all duties and responsibilities normally associated with said position. The Executive shall have such additional duties as may be assigned to him/her, from time to time, by the Board of Directors of the Company or its designee(s). The Executive shall devote his/her full time, attention and energy to the business of the Company, shall diligently pursue the best interests of the Company, and shall not engage in any other business activities.

         3. COMPENSATION AND BENEFITS. For all services rendered by Executive hereunder on behalf of Company, its parents, subsidiaries, and affiliates, Company agrees to pay and Executive agrees to accept:

         A. An annual salary of $_________________, or such salary as Executive and the Board of Directors or its designee(s) may from time to time agree upon (such salary shall be paid in accordance with the Company's normal payroll practices);

         B. Participation in any Executive bonus program(s) that the Company provides to similarly situated Executives, as such program(s) may be discontinued, modified, or amended from time to time in the Company's sole discretion;

         C. Participation in or receipt of benefits under any benefit plan(s) that the Company generally makes available to similarly situated Executives, as such plan(s) may be discontinued, modified, or amended from time to time in the Company's sole discretion; and

         D. ________ stock options granted under the Quorum 1997 Stock Option Plan; such grant being pursuant to or evidenced by an Executive Stock Option Agreement dated the date hereof.



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         4.  CONFIDENTIAL INFORMATION AND TRADE SECRETS.

         A. For purposes of this Section 4 of this Agreement, the term "Company" includes the Company, its subsidiaries, and their subsidiaries and affiliated and managed corporations and entities as well as corporations in which the Company holds an equity interest.

         B. Executive recognizes that Executive's position with the Company requires significant responsibility and trust, and, in reliance on Executive's loyalty, the Company will entrust Executive with highly sensitive confidential, restricted, and proprietary information involving Trade Secrets and Confidential Information.

         C. For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable, and not generally known to competitors of the Company. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public. Trade Secrets and Confidential Information include, but are not limited to, the Company's business plan(s), business prospects, training materials, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, terms and conditions of contracts and agreements, information pertaining to actual and prospective customers, and any similar such information pertaining to the Company. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) already in Executive's possession (unless such information used in connection with formulating the Company's initial business plan, obtained by Executive from the Company or was obtained by Executive in the course of Executive's employment by the Company), (ii) received by Executive from a third party with no restriction on disclosure, or (iii) required to be disclosed by any applicable law.

         D. Except as required to perform Executive's duties hereunder, Executive will not use or disclose any Trade Secret or Confidential Information as defined above at any time after termination of employment until such time as such information or property ceases to be a Trade Secret or Confidential Information through no act of Executive in violation of this section.

         E. Upon the request of the Company, and, in any event, upon the termination of employment hereunder, Executive will surrender to the Company all memoranda, notes, records, drawings, manuals or other documents pertaining to the Company's business or Executive's employment (including all hard copies thereof). Executive will also leave with the Company all materials involving Secrets or Confidential Information as defined above. All such information and materials, whether or not made or developed by Executive, shall be the sole and exclusive property of the Company, and Executive hereby assigns to the Company all of


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Executive's right, title and interest in and to any and all of such information and materials.

         5.  COVENANT NOT TO COMPETE.

         A. For purposes of this Section 5 of this Agreement, the term "Company" includes the Company, its subsidiaries, and their subsidiaries and affiliated or managed corporations and entities as well as corporations in which the Company holds an equity interest.

         B. Executive hereby covenants and agrees with Company that commencing on the date hereof and ending twelve (12) months after the Executive leaves the employment of the Company, Executive will not directly or indirectly, anywhere in the United States or Canada:

         (i) Operate, develop, or own any interest in (other than ownership of less than 5% of the equity securities of a publicly-traded company) any business which has activities relating to the ownership, management or operation of, or consultation regarding, any business that the Company is engaged in, including but not limited to hospital construction, health care consulting, and owning or managing, directly or indirectly, hospitals, health care networks, or out-patient health facilities;

         (ii) Compete with the Company in the operation or development of any of the businesses in which it is engaged as of the date of Executive's termination;

         (iii) Be employed by or consult with any business which competes with any of the businesses engaged in by the Company as of the date of Executive's termination;

         (iv) Interfere with, solicit, disrupt, or attempt to disrupt any past, present, or prospective relationship, contractual or otherwise, between the Company and any customer, client, supplier, or employee of the Company;

         (v) Solicit any employee of the Company to leave his/her employment;

         (vi) Solicit contracts on behalf of himself/herself or any third party regarding services or products sold or provided by the Company from any health care facility or group of facilities to which the Company has provided management, products, or services at any time during the twelve (12) months preceding the solicitation, or which the Company has identified in its internal documents as being a potential purchaser of services or products from the Company;

         (vii) Discuss with any existing customer/client of the Company the present or future availability of services or products by a business, if Executive has or expects to acquire a proprietary interest in such business or is or expects to be an executive, officer, or director of such business, where such services or products are competitive with services or products which the Company provides or expects to provide; or


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         (viii) Without the prior written consent of the Company, accept an offer of employment from, or enter into any type of contractual or other arrangement to provide services to, a health care facility located within thirty
(30) miles of any health care facility owned or managed by the Company, by any subsidiary of Company, or by any affiliated corporation of Company or its subsidiaries.

         C. If a judicial determination is made that any of the provisions of this Section 5 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the parties hereto hereby agree that any judicial authority construing this Agreement shall modify Section 5A hereof to the extent necessary to protect Employer's interests. The time period during which the prohibitions set forth in this Section 5 shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.

         6. REMEDIES. Executive specifically acknowledges and agrees that the restrictions set forth in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interest of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive further acknowledges and agrees that any violation of the provisions of Sections 4 and 5 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity or proving actual damages. In addition to equitable relief, the Company shall also be entitled to recover all provable damages caused by Executive's breach of this Agreement. Indeed, nothing herein shall be construed as precluding the Company from pursuing any and all remedies at law, including damages, resulting from Executives breach of any provision of this Agreement.

         7. TERMINATION (OTHER THAN FOLLOWING A CHANGE IN CONTROL). Except as otherwise set out in Section 8 of this Agreement, this Agreement and Executive's employment may be terminated under the following circumstances:

         A.  TERMINATION BY EXECUTIVE.

         (i) Executive may, at any time, terminate his/her employment by giving the Company ninety (90) days prior written notice of his intent to terminate this Agreement.

         (ii) If Executive terminates his/her employment and this Agreement, the Company shall pay Executive any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation, and shall have no further obligation with respect to Executive except as may be called for under Company's benefit plans in which Executive participates.




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         B.  TERMINATION DUE TO DEATH, DISABILITY, OR RETIREMENT OF
         EXECUTIVE.

         (i) Executive's employment and this Agreement will automatically terminate upon the death, disability, or retirement of Executive.

         (ii) If Executive's employment and this Agreement are terminated due to Executive's death, disability, or retirement, the Company shall pay Executive or his/her estate any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation, and shall have no further obligation with respect to Executive or Executive's estate except as may be called for under Company's benefit plans in which Executive participates.

         C.  TERMINATION FOR CAUSE.

         (i) The Company shall have the right at any time to terminate the Executive's employment and this Agreement immediately for cause, which for purposes of this Section 7 shall mean any of the following:

                  (a) If Executive breaches any material term of this Agreement including, but not limited to, the requirements of Sections 4 and 5 hereof;

                  (b) If Executive engages in conduct demonstrably and materially injurious to the Company; or

                  (c) If Executive engages in conduct which the Company reasonably determines either might have violated any applicable civil or criminal law or did violate any written corporate rules of ethical corporate conduct for officers and employees of the Company or its subsidiaries as set forth in the Company's personnel procedures and/or Policy on Business Practices (or any successors or supplements to such Policy).

         (ii) If Executive's employment and this Agreement are terminated for cause, the Company shall pay Executive any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation, and shall have no further obligation with respect to Executive except as may be called for under Company's benefit plans in which Executive participates.

         D.  TERMINATION FOLLOWING FAILURE TO RENEW AGREEMENT.

         (i) Company shall have the right to terminate Executive's employment with or without cause at any time following expiration/termination of this Agreement as described in Section 1 of this Agreement.

         (ii) If Company terminates Executive's employment without cause at any time after expiration of this Agreement as a result of Company's election not to renew this Agreement as provided in Section 1, and, provided further that Executive executes and does not revoke a General Release in substantially the same form as set out in the General Release attached hereto as Attachment A, Company will pay Executive any unpaid


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salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation. In addition, Executive shall be entitled to the payments and benefits described in subsections 7D(ii)(a) and (b) below:

                  (a) A severance allowance in an amount equal to the product of two (2) times the sum of Executive's Annual Base Salary as established pursuant to Section 3A of this Agreement. Said severance allowance will be paid in twelve
(12) equal monthly installments beginning at the Company's regular payday next following the expiration of any revocation period referred to in the General Release executed by Executive.

                  (b) Provided that the Executive has properly exercised his or her rights under COBRA to continue participating in the Company's group health and dental insurance plan(s) in which he or she participates as of the termination date, the Company will pay the Executive as additional compensation an amount equal to the cost of the premium for such coverage for eighteen months following the date of termination. Such additional compensation will cease as of the first day of the month in which the Executive (I) becomes eligible for any other group health or dental insurance plan(s) (provided such eligibility occurs within the twelve months after the date of termination) or (ii) in any way becomes ineligible for COBRA continuation benefits. The Company will have no obligation to pay any insurance premiums on behalf of the Executive.

         (iii) It is understood and agreed that the payments and benefits set out in subsection 7D(ii) are the only payments and benefits to which Executive will be entitled under this Agreement in the event of a termination by Company without cause following its decision not to renew this Agreement.

         E.  TERMINATION WITHOUT CAUSE.

         (i) The Company shall have the right at any time to terminate Executive's employment and this Agreement without cause.

         (ii) In the event the Company terminates Executive's employment without cause prior to expiration/termination of this Agreement, and provided further that Executive executes and does not revoke a General Release in substantially the same form as set out in the General Release attached hereto as Attachment A, the Company will pay Executive any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation. In addition, Executive shall be entitled to the payments and benefits described in subsections 7E(ii)(a) and (b) below:

                  (a) A severance allowance in an amount equal to the product of two (2) times the sum of Executive's Annual Base Salary as established pursuant to Section 3A of this Agreement. Said severance allowance will be paid in twelve
(12) equal monthly installments beginning at the Company's regular payday next following the expiration of any revocation period referred to in the General Release executed by Executive.

                  (b) Provided that the Executive has properly exercised his or her rights under COBRA to continue participating in the Company's group health and dental insurance plan(s) in which he or she participates as


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of the termination date, the Company will pay the Executive as additional compensation an amount equal to the cost of the premium for such coverage for eighteen months following the date of termination. Such additional compensation will cease as of the first day of the month in which the Executive (I) becomes eligible for any other group health or dental insurance plan(s) (provided such eligibility occurs within the twelve months after the date of termination) or
(ii) in any way becomes ineligible for COBRA continuation benefits. The Company will have no obligation to pay any insurance premiums on behalf of the Executive.

         (iii) It is understood and agreed that the payments and benefits set out in subsection 7E(ii) are the only payments and benefits to which Executive will be entitled under this Agreement in the event of a termination of Executive's employment and this Agreement without cause.

         8.  CHANGE IN CONTROL.

         A. For purposes of this Agreement, a "Change in Control" shall occur on the first date on which either (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing at least 50% of the combined voting power of Company's then outstanding securities, or (2) a majority of the individuals comprising Company's Board of Directors have not served in such capacity for the entire two-year period immediately preceding such date, or (3) Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 50% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of Company, or (4) Company sells, leases, or otherwise transfers all or substantially all of its properties or assets to another person or entity.

         B. In the event of a Change in Control, the term of this Agreement is automatically modified to end (with no automatic renewal) twelve (12) months after the end of the month in which the Change in Control occurs, and termination of this Agreement and Executive's employment as well as Company's obligation to pay any severance payments or benefits will be governed exclusively by this Section 8 of this Agreement.

         C. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In the event of a Change in Control, Company may terminate Executive's employment and this Agreement at any time without cause, and Executive may terminate his/her employment and this Agreement at any time for "good reason."

         (i) For purposes of this Section 8 of this Agreement only, Executive's termination shall be considered to have been for "good reason" if Executive's termination is by reason of the occurrence of any of the following events following a "Change in Control" without Executive's express written consent:

                  (a) Any material change in Executive's title, authorities, responsibilities (including reporting responsibilities) which represents


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an adverse change from his/her status, title, position, or responsibilities
(including reporting responsibilities) which were in effect immediately prior to the Change in Control or from his/her status, title,position,or responsibilities (including reporting responsibilities) which were in effect following a "Change in Control" pursuant to Executive's consent; the assignment to him/her of any duties or work responsibilities which are inconsistent with such status, title, position or work responsibilities; or any removal of Executive from, or failure to reappoint or reelect him/her to any of such positions, except if any such changes are because of disability, retirement, death, or Cause;

                  (b) A reduction in or failure to pay any portion of Executive's Annual Base Salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

                  (c) The relocation of Executive's office to a location more than thirty (30) miles from the location at which Executive performed his/her duties prior to the Change in Control, except for required travel on Company's business to an extent substantially consistent with his/her business travel obligations prior to the Change in Control;

                  (d) The adverse and substantial alteration of the nature and quality of the office space within which Executive performed his/her duties prior to any "Change in Control" as well as in the secretarial and administrative support provided to Executive, provided, however, that a reasonable alteration of the secretarial or administrative support provided to Executive as a result of reasonable measures implemented by Company to effectuate a cost-reduction or consolidation program shall not constitute "good reason" under this Agreement;

                  (e) The failure by Company to provide (until the expiration of this Agreement as set automatically modified as set out in Section 8A above) Executive with compensation and benefits (including, without limitation, incentive, bonus, and other compensation plans and any vacation, medical, hospitalization, life insurance, dental, or disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by Company to Executive immediately prior to the occurrence of the said Change in Control;

                  (f) Any breach by Company of any provision of this Agreement; and

                  (g) The failure of the Company to obtain a satisfactory agreement from any successor or assign of Company to assume and agree to perform this Agreement.

         (ii) In the event of Executive's termination without cause or for "good reason' as set out in this subsection 8C, Executive will be entitled to be paid, within five (5) days of the Date of Termination, any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation. In addition, Executive shall be entitled to the payments and benefits described in subsections 8C(ii)(a), (b), (c), and (d) below:

                  (a) Within five (5) days of the Date of Termination, a severance allowance in a lump sum in an amount equal to the product of


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two (2) times the sum of Executive's Annual Base Salary as established pursuant to Section 3A of this Agreement.

                  (b) Company shall maintain in full force and effect for the benefit of Executive and Executive's dependents and beneficiaries, at Company's expense (less the amount such individual would have paid for such coverage had his/her employment not terminated) until the earlier of (a) the expiration of 24 months following the Date of Termination or (b) the effective date of Executive's employment on a substantially full-time basis by a new employer (whether as an employee, consultant or independent contractor), all medical insurance, under plans and programs in which Executive and/or Executive's dependents and beneficiaries participated immediately prior to the Date of Termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. If participation in any such plan or program is barred, the Company shall arrange at its own expense (less the amount such individual would have paid for such coverage had his/her employment not terminated) to provide Executive with benefits substantially similar to those which he/she was entitled to receive under such plan and programs.

                  (c) In the event it shall be determined that any payment or benefit provided under this subsection 8C or pursuant to any stock option held by Executive (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code"), or any similar or successor provision of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross- Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Subject to subsection 8C(ii)(d) below, the determination of whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the nationally recognized certified public accounting firm retained at the time to provide the Company with external audit, opinions, and advice. The Accounting Firm shall provide detailed supporting calculations to Company and Executive within fifteen (15) business days of being requested by Executive to make a Gross-Up Payment determination. If the Accounting Firm determines that a Gross-Up Payment is required, the Gross-up Payment so determined shall be paid within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so advise Executive in writing. The Accounting Firm's determination shall be binding upon Company and Executive. If, following the exhaustion of Company's remedies under subsection 8C(ii)(d) below, Executive is required to pay an Excise Tax, the Accounting Firm shall make a determination of the amount of any underpayment in any previous Gross-Up Payment and any underpayment shall be paid promptly by Company to Executive.



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                  (d) Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require Company to make a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (A) give Company any information reasonably requested by Company relating to such claim, (B) take such action in connection with contesting such claim as Company shall reasonably request in writing, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company, (C) cooperate with Company in good faith in order to effectively contest such claim and (D) permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 8C(ii)(d), Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option either direct Employer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further that if Executive is required to extend the statute of limitations to enable Company to contest such claim, Executive may limit this extension solely to such contested amount. Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by Executive of an amount advanced by Company pursuant to this subsection 8C(ii)(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company's complying with the requirements of this subsection 8C(ii)(d) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company under this subsection


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8C(ii)(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (D)  TERMINATION FOR CAUSE.

         (i) The Company shall have the right at any time, including following a Change in Control, to terminate the Executive's employment and this Agreement immediately for cause, which for purposes of this Section 8 shall mean any of the following:

                  (a) If Executive breaches any material term of this Agreement including, but not limited to, the requirements of Sections 4 and 5 hereof;

                  (b) If Executive willfully engages in conduct demonstrably and materially injurious to the Company; or

                  (c) If Executive engages in conduct which the Company reasonably determines either might have violated any applicable civil or criminal law or did violate any written corporate rules of ethical corporate conduct for officers and employees of the Company or its subsidiaries as set forth in the Company's personnel procedures and/or Policy on Business Practices (or any successors or supplements to such Policy).

         (ii) In the event Executive's employment and this Agreement are terminated for cause, the Company shall pay Executive any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation, and shall have no further obligation with respect to Executive except as may be called for under Company's benefit plans in which Executive participates.

         (E)  TERMINATION DUE TO DEATH, DISABILITY, OR RETIREMENT OF
         EXECUTIVE.

         (i) Executive's employment and this Agreement will automatically terminate upon the death, disability, or retirement of Executive.

         (ii) At the Termination Date, the Company shall pay Executive any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation, and shall have no further obligation with respect to Executive except as may be called for under Company's benefit plans in which Executive participates.

         (F)  TERMINATION BY EXECUTIVE.

         (i) Executive may, at any time including following a Change in Control, terminate his/her employment for reasons other than "good reason" as set out above by giving the Company ninety (90) days prior


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written notice of his intent to terminate this Agreement.

         (ii) If Executive terminates his/her employment and this Agreement, the Company shall pay Executive any unpaid salary, accrued but unpaid bonus, and accrued but unused and unpaid vacation, and shall have no further obligation with respect to Executive except as may be called for under Company's benefit plans in which Executive participates.

         (G) It is understood and agreed that the payments and benefits set out in this Section 8 are the only payments and benefits to which Executive will be entitled under this Agreement in the event of a termination following a Change in Control.

         9. OTHER EMPLOYMENT. Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise nor shall the amount of any such payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as a result of other employment. Payment to Executive pursuant to this Agreement shall constitute the entire obligation of Company for severance pay and full settlement of any claim for severance pay under law or in equity that Executive might otherwise assert against Company or any of its employees, officers or directors on account of Executive's termination.

         10. NOTICE OF TERMINATION. Any purported termination by Company or by Executive shall be communicated by a written Notice of Termination to the other party which notice is given in accordance with Section 11 of this Agreement. No purported termination shall be effective without such a Notice of Termination. The Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment and shall specify the Date of Termination. The "Date of Termination" shall mean the date specified in the Notice of Termination provided that in no case shall the date be less than thirty (30) days or more than sixty (60) days after the date the Notice of Termination is given. If within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved either by mutual written agreement of the parties or by the final decision of the Appeal Committee pursuant to Section 13.

         11. NOTICE. Any notice or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days following its being sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other or to such other address as either party may have furnished to the other in writing.

         12. MODIFICATIONS, WAIVERS, AND SURVIVAL OF OBLIGATIONS. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and the Company's Chief Executive Officer. A waiver of any condition or provision of this Agreement shall be limited to the terms and conditions of such waiver and shall not be construed as a waiver of any similar or dissimilar provisions or conditions at any time. The obligations of the Company under Section 7D hereof shall survive the expiration of this Agreement. The obligations of the Executive and the rights of the Company under Sections 4, 5, and 6 hereof also survive the expiration of this Agreement.

         13. CLAIMS PROCEDURE. Any claim for benefits under this Agreement by Executive shall be made in writing and delivered to Company at its principal office. If Executive, or any beneficiary following Executive's death (collectively, the "Claimant"), believes he/she has been denied any benefits or payments under this Agreement, either in total or in an amount less than the full benefit or payment to which Claimant would normally be entitled, Company shall advise Claimant in writing of the amount of the benefit, or payment, if any, and the specific reasons for the denial within 30 days of the receipt of Claimant's claim. Company shall also furnish Claimant at that time with a written notice containing:

         A. A specific reference to pertinent provisions of the Agreement;

         B. A description of any additional material or information necessary for Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and

         C. An explanation of the claim review procedure set forth in
Section 13.

Within 60 days of receipt of the information described above, Claimant shall, if further review is desired, file a written request of reconsideration of Company's decision with the Appeal Committee. The Appeal Committee shall consist of those individuals who were serving as the Compensation Committee of the Board of Directors of the Company immediately prior to the Change in Control. The Appeal Committee shall select from its membership a chairperson and a secretary and may adopt such rules and procedures as it deems necessary to carry out its functions. In the event any individual is unable to serve on the Appeal Committee, then the chairperson of the Appeal Committee shall appoint a successor provided such successor must have been a member of the Board of Directors of the Company prior to the Change in Control ("Prior Board Member"). So long as Claimant's request for review is pending with the Appeal Committee (including such 60-day period), Claimant or his/her duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Appeal Committee. A final and binding decision shall be made by the Appeal Committee within 30 days of the filing by Claimant of the request for reconsideration. The Appeal Committee's decision shall be conveyed to Claimant in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of this Agreement on which the decision is based. The Appeal Committee shall discharge its duties under this claims procedure in accordance with the fiduciary standards of ERISA and in doing so, to the extent permitted by law, shall be indemnified and held harmless by Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with Company) for or against all liability to which the Appeal Committee may be subjected by reason of any act done in good faith with respect to the adjudication of any claim under this Agreement, including reasonable expenses.

         14. GOVERNING LAW. The laws of Tennessee shall be controlling in all matters relating to this Agreement to the extent not preempted by ERISA.

         15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof including. Without limiting the generality of the foregoing, Executive specifically waives any rights he/she has or might have under any previously executed severance or employment agreements, and any rights he/she has or might have under any Company policy or practice relating to termination of employment or severance pay or benefits upon termination of employment.

         17. ACTION BY COMPANY. Any action required of or permitted by Company under this Agreement shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolutions of its Board of Directors or such committee.

         18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


         EXECUTED as of the day and year first above set forth.


                                          QUORUM HEALTH GROUP, INC.


                                          By:  __________________________

                                          Its: __________________________



                                          (Insert full name of Executive)


                                          --------------------------------